EXHIBIT 99.1

Contacts:    Investors                Business / Product
         William R. Gargiulo, Jr.         Mary Ann Leeper, Ph.D.
          231.526.1244                                           312.595.9123

For Immediate Release

The Female Health Company: Third Quarter Fiscal Year 2004 Report

Operating income increased $0.2 Million between quarters

Debt Reduced $0.9 Million from $1.9 Million to $1.0 Million

CHICAGO, August 15, 2004- The Female Health Company (OTC BB FHCO) reported net revenues of $2,760,235 and net loss attributable to common stockholders of $(58,977) or $(0.00) per diluted share for the three months ended June 30, 2004 compared to net revenues of $3,010,911 and a net loss attributable to common stockholders of $251,438 or $(0.01) per diluted share for the three months ended June 30, 2003.

Operating income increased $174,416 to $175,925 for the three months ended June 30, 2004 from $1,509 for the three months ended June 30, 2003. The increase was a result of a 23% increase in gross margin partially offset by a 7% increase in operating expenses.

Gross profit increased $250,142 to $1,332,207 for the three months ended June 30, 2004 from $1,082,065 for the three months ended June 30, 2003. This increase was a result of declining net revenues being offset by a more than proportionate decrease in cost of products sold.

Net revenues decreased $250,676 in the current quarter, or 8%, compared with the same period last year. The lower sales for the third quarter were attributable to a decrease in shipments to global public customers.

On May 20, 2004, the Brazilian Ministry of Health publicly reported a fraud in the purchasing of certain products by the Ministry and several individuals involved were arrested. Purchases of products have been suspended while the investigation is ongoing. The fraud does not involve The Female Health Company or the Female Condom. However, the Company’s anticipated 4 million unit order has been delayed due to the suspension and investigation. The Company has been advised by Brazilian authorities that the very successful HIV/AIDS prevention program is expected to continue and the Company will be contacted regarding female condom purchasing when the investigation is completed. In the 3rd quarter of fiscal 2003, the Company’s sales to Brazil were $1.1 million, compared to no Brazil sales in the 3rd quarter of fiscal 2004.

The revenue results, exclusive of Brazil, are consistent with the Company’s expectations and demonstrate the Female Health Company’s continued progress in executing its long-term strategies for growth. The Company expects significant quarter to quarter variation due to the timing of receipt of large orders, subsequent production scheduling, and shipping of products.

Selling, general and administrative expenses increased $177,457, or 21%, to $1,016,727 in the current quarter from $839,270 for the same period last year. The higher costs are a result of an increase in the current quarter U.K. operating costs offset in part by an overall decrease in U.S. operating costs. The higher U.K. operating costs were due to higher global selling, insurance, rent and property tax costs as well as adverse exchange rate fluctuations experienced during the current quarter.

Non-cash stock compensation costs decreased $147,064 to $59,561 for the current quarter compared to $206,625 for the same period last year. The decrease is primarily due to the elimination of charges related to accounting for stock option plans during the current fiscal year.

Net interest and other expenses decreased $55,344 to $194,701 for the current period from $250,045 for the same period last year. The decrease resulted from the Company incurring a smaller amount of non-cash expenses relating to the amortization of discounts on notes payable and credit facility than in the third quarter of the prior year. This change is due to the Company paying down debt and reducing the amount of non-cash expenses attached to existing debt during the current quarter as compared to same period in the prior year.

The Company had net revenues of $7,294,548 and a net loss attributable to common stockholders of $(1,448,134) or $(0.07) per share for the nine months ended June 30, 2004 compared to net revenues of $6,939,144 and a net loss attributable to common stockholders of $(1,636,842) or $(0.09) per share for the nine months ended June 30, 2003.

Net revenues increased $355,404 during for the nine months ended June 30, 2004, or 5%, compared with the same period last year.

Gross profit increased $249,779 to $3,003,229 for the nine months ended June 30, 2004 and $2,753,450 for the nine months ended June 30, 2003.

Selling, general and administrative expenses increased $370,104, or 13%, to $3,183,392 for the nine months ended June 30, 2004 from $2,813,288 for the same period last year. This increase was primarily a result of non-cash expenses associated with implementation of the Company’s Executive Compensation program during fiscal 2004, a rise in outside consulting fees and an increase in UK operating expenses due to adverse exchange rate fluctuations.

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Non-cash stock compensation costs decreased $567,381 to $155,358 for the nine months ended June 30, 2004 compared to $722,739 for the nine months ended June 30, 2004. The decrease is primarily due to the elimination of charges related to accounting for stock option plans during the current fiscal year.

Net interest and other expenses increased $97,979 to $861,822 for the nine months ended June 30, 2004 from $763,843 for the same period last year. This increase is primarily a result of the Company incurring a larger amount of non-cash expenses related to the amortization of discounts on notes payable and credit facility than for the same period of the prior year.

As of June 30, 2004, the Company has reduced its outstanding debt by $1.9 million ($0.9 million in the 3rd quarter) to $1.0 million, compared to $2.9 million as of June 30, 2003. Working capital and shareholders’ equity increased to $3.3 million and $1.8 million respectively as of June 30, 2004, compared to $2.3 million and $0.8 million as of June 30, 2003.

The Female Health Company, based in Chicago, owns certain worldwide rights to FC Female Condom™ including patents which have been issued in the United States, United Kingdom, Japan, France, Italy, Germany, Spain, The People’s Republic of China, Canada, New Zealand, South Korea and Australia. FC Female Condom™ is the only available product controlled by a woman that protects against sexually transmitted diseases including HIV/AIDS, and unintended pregnancy.

“Safe Harbor” statement under the Private Securities Litigation Reform Action of 1995: The statements in this release which are not historical fact are forward-looking statements based upon the Company’s current plan and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, including such things as product demand and market acceptance; the economic and business environment and the impact of government pressures; currency risks; capacity; efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communication and Securities and Exchange Commission filings. Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

For more information about the Female Health Company, dial toll-free via fax, 1-800-PRO-INFO and enter company code “FHCO”. Also, visit the Company’s web site at www.femalehealth.com and www.femalecondom.org. If you would like to be added to an e-mail alert list, please send an e-mail to FHCInvestor@aol.com .

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THE FEMALE HEALTH COMPANY
Unaudited Condensed Consolidated Balance Sheets

	As Of

	June 30,	June 30,
	2004	2003

Cash	$690,770	$784,399
Restricted cash	-	119,008
Accounts receivable, net	2,509,566	1,798,454
Inventories, net	912,937	982,698
Prepaid and other current assets	453,144	422,075

Total Current Assets	4,566,417	4,106,634

Certificate of Deposit	71,337	95,443
Other non-current assets	392,685	479,007
Net property, plant & equipment	215,030	471,108

TOTAL ASSETS	$5,245,469	$5,152,192

Notes payable, related party, net of unamortized discount	$-	$780,474
Accounts payable	590,538	381,703
Accrued expenses	645,139	648,799
Current maturities of obligations under capital leases	24,161	25,838
Preferred dividends payable	8,650	8,711

Total current liabilities	1,268,488	1,845,525

Notes payable, bank, net of unamortized discount	928,454	1,242,908
Obligations under capital leases	4,362	36,327
Other long-term liabilities	1,290,598	1,271,025

Total liabilities	3,491,902	4,395,785

Total Stockholders' equity	1,753,567	756,407

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,245,469	$5,152,192

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THE FEMALE HEALTH COMPANY
Unaudited Condensed Consolidated Income Statements

	For the 3 Months Ended		For the 9 Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

NET REVENUES	$2,760,235	$3,010,911	$7,294,548	$6,939,144

GROSS PROFIT	1,332,207	1,082,065	3,003,229	2,753,450

Advertising and promotion	7,176	9,698	33,426	32,671
Selling, general & administrative	1,016,727	839,270	3,183,392	2,813,288
Research & development	72,818	24,963	151,008	49,040
Stock compensation	59,561	206,625	155,358	722,739

Total Operating Expenses	1,156,282	1,080,556	3,523,184	3,617,738
OPERATING INCOME (LOSS)	175,925	1,509	(519,955)	(864,288)

Interest, net and other expense	194,701	250,045	861,822	763,843

Pretax loss	(18,776)	(248,536)	(1,381,777)	(1,628,131)

Income taxes	-	-	-	-

NET LOSS	(18,776)	(248,536)	(1,381,777)	(1,628,131)

Preferred dividends	40,201	2,902	66,357	8,711

NET LOSS ATTRIBUTABLE TO
COMMON STOCKHOLDERS	(58,977)	(251,438)	(1,448,134)	(1,636,842)

NET LOSS PER COMMON SHARE	$(0.00)	$(0.01)	$(0.07)	$(0.09)

Weighted average common shares	20,086,890	19,228,896	19,797,472	18,910,689

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